Exhibit 99.1

The premier capital provider to the hospitality industryTM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD ACQUIRES WESTIN O’HARE FOR $125 MILLION
Acquisition Highlights:
à Secures only four-star, four-diamond hotel in the O’Hare International Airport submarket
à TTM NOI cap rate of 6.5% and EBITDA yield of 7.8%
à Major market expansion accelerates with entry into Chicago
à Will invest additional CapEx of $6 million over next 24 months for guestrooms renovation
à Ashford’s direct hotel portfolio to increase to 74 assets totaling 13,488 rooms
DALLAS — (September 7, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has signed a definitive agreement to acquire the 525-room Westin O’Hare in Rosemont, Illinois, for $125 million in cash ($238,095 per key) from JER O’Hare Hotel, LLC, an affiliate of JER Partners. The seller was represented by Molinaro Koger. Westin O’Hare is managed by Starwood Hotels & Resorts Worldwide under a long-term management agreement. The acquisition is expected to close within 70 days.
On a trailing 12-month basis, the purchase price represents a cap rate of 6.5% on net operating income and a 12.9x EBITDA multiple. Ashford will fund the acquisition with proceeds from its July 2006 follow-on offering and property-level debt.
The Westin O’Hare contains 525 rooms, 43,000 square feet of meeting space and three food and beverage facilities. Opened in 1984, the hotel completed a $14 million renovation in 2003 that included a complete refurbishment of the guestrooms, lobby and a majority of the meeting and function space. Ashford intends to invest an additional $6.1 million over the next 24 months to further enhance the guestrooms and bathrooms with new improvements such as soft goods and flat panel TV’s. Located on 11.5 acres, the hotel has space for a potential expansion. The Westin O’Hare is the only four-star, four-diamond hotel in the O’Hare submarket and boasts the highest meeting space per guestroom ratio in the market.
Monty Bennett, President and CEO of Ashford Hospitality Trust, said, “Chicago is one of our targeted major markets, and we are pleased to be able to secure what we believe is the best asset in the O’Hare submarket at a price below replacement cost. O’Hare International Airport is one of the world’s busiest airports, and the recent approval of a $15 billion expansion should provide further economic stimulus to the local hotel market. The surrounding Rosemont office and industrial submarkets create additional diversified demand generators for the hotel. The Chicago hotel market’s recent strengthening and momentum is far from complete with additional gains in RevPAR expected. With its strong brand, excellent competitive location, high ratio of meeting space and potential for future expansion, the Westin O’Hare is poised to benefit greatly from Chicago’s improving economic outlook.”
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AHT to Acquire Westin O’Hare in Rosemont, Illinois

September 7, 2006
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing of closing, the expectation that the renovation will be completed in the next 24 months, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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